Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
July 26, 2012

Thank you, Bill, Good morning!

Second quarter results of the Rail Group and Leasing Group reflect improved operating leverage and a solid increase in our order backlog amid steady railcar demand. Our Rail Group reported an operating profit of $53.0 million during the 2nd quarter of 2012, a 32% increase compared to the 1st quarter and a 244% increase compared to the 2nd quarter of 2011. The dollar value of our railcar order backlog increased over 23%. Our Leasing Group reported a 28% increase in operating profit when compared to the 2nd quarter of 2011, due principally to a larger lease fleet, higher lease renewal rates and profit from lease portfolio sales. Lease rate and lease renewal trends remain very favorable.

Industry orders for new railcars totaled approximately 16,400 and were driven primarily by orders for railcars needed to serve the oil, gas and chemical industries. During the 2nd quarter, TrinityRail received orders for approximately 8,610 new railcars. Our 2nd quarter orders were primarily for tank and covered hopper railcars and came from industrial shippers and third party leasing companies. TrinityRail’s railcar order backlog was 30,610 railcars at the end of the 2nd quarter up 12% from the end of the 1st quarter. The dollar value of the backlog increased to an all-time high of approximately $3.2 billion, reflecting orders for higher value railcars and rising prices for certain railcars in high demand. Approximately 23% of the units in our order backlog are for customers of our leasing business.

We were successful at securing orders during the 2nd quarter that extend current production lines for some railcar types into 2014. Also during the 2nd quarter, in response to a shift in the mix of railcar demand, we began to execute plans to change-over certain existing railcar production lines and to transition excess wind tower capacity to rail car production. Our operating flexibility was key to our success in capturing the large number of orders in the 2nd quarter. We believe our actions will better position TrinityRail to produce a more favorable railcar mix through 2013 and into 2014. While we expect our Rail Group revenues to grow in the 2nd half of 2012 due to our shift in railcar mix, we may not see the same rate of operating margin improvement we demonstrated from the 1st quarter to the 2nd quarter due to costs we expect to incur related to our production transition and product line change-overs.

We delivered approximately 5,245 railcars during the 2nd quarter compared to the approximately 3,115 railcars we delivered in the second quarter of 2011, and 5,010 railcars in the 1st quarter of 2012. During the 2nd quarter of 2012, we saw solid improvement in our operating leverage due to a more experienced labor force and the stabilization of our railcar production rate. This is evidenced by the increase in our operating margin during the 2nd quarter while producing at consistent levels. For the year 2012, we are still projecting delivery of approximately 19,000-20,000 new railcars.

We added approximately 1,565 new railcars to our wholly-owned lease fleet portfolio during the 2nd quarter bringing our total lease fleet portfolio, including TRIP, to approximately 70,700 railcars, up 1.5% compared to the lease fleet portfolio at the end of the 1st quarter of 2012. Lease fleet utilization remained above 99% for the 8th consecutive quarter.

Lease renewal trends are very favorable given the extended production backlog we have for certain railcar types. A high percentage of our lessees are renewing their contracts, which lowers remarketing expenses and minimizes out- of-service time for the fleet. This has had a positive impact on leasing operating margins. Rising railcar prices, extended production backlogs and favorable lease renewal trends are creating an environment that supports further increases in lease renewal rates. We expect this trend to continue while existing railcars are in tight supply and new railcar production backlogs remain extended.

The secondary market remains active for the sale of leased railcars. During the 2nd quarter of 2012, we sold another group of leased railcars from our portfolio. We expect additional lease portfolio sales during the next few quarters assuming conditions continue to support an active secondary market.

In summary, near term railcar market conditions remain favorable driven, in large part, by demand from oil and gas production activities, chemical market expansion and increasing automotive production. We continue to see steady order inquiries. We will enter 2013 with a strong order backlog. During the 2nd quarter, we saw meaningful improvements in our operating leverage. As we continue through 2012, our operations team will remain focused on improving efficiencies while keeping production levels stable. I am confident that we can successfully execute our plans to transition our production footprint to meet strong market demand to serve the oil, gas and chemical industries and position TrinityRail to capitalize on attractive market opportunities through 2013 and into 2014. We expect to continue to see the benefits of a strong lease pricing environment and an active secondary market supporting lease portfolio sales.

I’ll now turn it over to James for his remarks.